March 13, 2008

<<Investor Name>>

<<Address1>>

<<Address2>>

<<City, State, ZIP>>

Re: Distributions from Property Sales

Dear <<Investor>>:

I am pleased to provide you with an estimate of your distribution of net proceeds from the sale of certain properties in which your Wells limited partnership(s) invested. In May, Wells plans to pay your distribution on the properties sold in the amount of $<<dollar amount of all funds>>. Note that this figure represents a gross amount, and any federal or state withholding rules will be applied to the final distribution.

I also have included any Net Sale Proceeds (NSP) distribution instructions on file where applicable. In the event we do not have instructions on file, Wells will use the default instructions. If you would like to consider reinvesting your distribution in another Wells product, please discuss your suitability with your financial representative. Note that Wells needs to receive the proper paperwork no later than March 31, 2008.

<<Smart Paragraph A: only insert for Reliance Trust Company Accounts>>

<<Reliance Account

Our records indicate that Reliance Trust Company is your IRA custodian. Wells highly recommends that you contact your tax advisor or financial representative in order to understand the tax and/or other implications related to this planned distribution. In order to change your existing NSP instructions, please send a signed letter to:

Wells Real Estate Funds

Attn: Client Relations

P.O. Box 2828

Norcross, GA 30091-2828

If Reliance does not receive instructions specifying an alternative distribution method by

March 31, 2008, they will place your distribution into the Dreyfus Cash Management Plus, Service Shares, within your IRA so that it will be treated as a nontaxable event. In order to confirm the instructions that are on file for your Reliance IRA, please contact a Wells Client Services Specialist at

800-557-4830.>>

The estimated amount of net sale proceeds being distributed to you for each fund in which you are a limited partner is as follows:

Wells Fund Estimated Net Sale Proceeds Distribution

<<Wells Real Estate Fund VIII, L.P.>> <<Amount>>

<<Wells Real Estate Fund IX, L.P.>> <<Amount>>

Wells will disburse your portion of the net sale proceeds as follows:

INSTRUCTIONS <Default/On File>

INSTRUCTION TYPE <Check/EFT/DRP>

RECIPIENT <Who>

ADDRESS <Only for Check>

FIXED AMOUNT/PERCENT <How $ is split for multiple instructions>

ELECTIVE WITHHOLDING PERCENT <If Any>

EXTERNAL ACCOUNT NUMBER <Third-Party Account Number>

<<Smart Paragraph B>>

<<Wells Real Estate Fund VIII, L.P.

The net sale proceeds distribution for Fund VIII totals approximately $3,000,000, with proceeds coming from the sale of the BellSouth, Tanglewood Commons Outparcels, and 14079 Senlac Drive properties.

The BellSouth building in Jacksonville, Florida, was sold on May 15, 2006, and net sale proceeds of $4,156,572 were allocated to the Fund. The November 2006 distribution included $3,669,599 of these proceeds. The planned distribution includes the remaining $486,973 of the proceeds.

The Tanglewood Commons shopping center was sold on April 21, 2005, and the Fund had previously sold a land outparcel in 2002. The remaining outparcels were sold to Wells Management on January 31, 2007. The total net sale proceeds allocated to Fund VIII were $4,059,480. Of these proceeds, $3,821,938 was previously distributed, and the planned distribution will include the remaining $237,542.

14079 Senlac Drive was sold on November 29, 2007, and net sales proceeds of $2,798,597 were allocated to the Fund. The planned distribution includes $2,275,484 of that amount, and the balance of the funds is being reserved at this time to fund anticipated capital at the remaining assets in the Fund.

Distribution of net sale proceeds is governed by Article IX of the Partnership Agreement. The sections of Article IX that cover the calculation of this distribution are explained below.

  Net sale proceeds will be distributed to Class B limited partners until each Class B limited partner receives an amount equal to the distribution of net cash flow from operations previously paid to the Class A limited partners, on a per-unit basis, during the same ownership period that each Class B limited partner held his Class B units, respectively.
  Remaining net sale proceeds will be distributed, on a per-unit basis, to Class A and
  Class B limited partners in equal amounts until each limited partner has received aggregate distributions equal to the amount of each limited partner's original capital contribution, reduced by Net Sale Proceeds previously distributed. >>

<<Wells Real Estate Fund IX, L.P.

The net sale proceeds distribution for Fund IX totals approximately $2,500,000, with proceeds coming from the sale of the Iomega and 14079 Senlac Drive properties.

The Iomega property in Ogden, Utah, was sold in January 2007, and net sale proceeds of

$1,828,642 were allocated to the Fund. Of the proceeds, $858,255 was distributed to the limited partners in August 2007. The planned distribution will include the remaining $970,387 of these proceeds.

14079 Senlac Drive was sold on November 29, 2007, and net sales proceeds of $2,308,640 were allocated to the fund. Of that amount, the planned distribution will include $1,529,614, and the balance of the funds is being reserved at this time to fund anticipated capital at the remaining assets in the Fund.

Distribution of net sale proceeds is governed by Article IX of the Partnership Agreement. The sections of Article IX that cover the calculation of this distribution are explained below.

  Net sale proceeds will be distributed to Class B limited partners until each Class B limited partner receives an amount equal to the distribution of net cash flow from operations previously paid to the Class A limited partners, on a per-unit basis, during the same ownership period that each Class B limited partner held his Class B units, respectively.
  Remaining net sale proceeds will be distributed, on a per-unit basis, to Class A and

Class B limited partners in equal amounts until each limited partner has received aggregate distributions equal to the amount of each limited partner's original capital contribution, reduced by Net Sale Proceeds previously distributed.>>

Please note that in accordance with the terms of the Partnership Agreements, the General Partners will not be receiving any net sale proceeds from this distribution.

Should you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to investor.services@wellsref.com.

Thank you for investing with Wells Real Estate Funds.

Sincerely,

/s/ Leo F. Wells III

Leo F. Wells III

General Partner

cc: Financial Representative

LPMPLTRI0802-0262

This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, transaction costs and prices, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.